Exhibit 99.1

NEWS RELEASE

KNIGHT RIDDER

50 WEST SAN FERNANDO ST.

SAN JOSE, CA 95113

Knight Ridder Reports Fourth Quarter and Year-End Earnings

SAN JOSE, Jan. 31, 2006 – Knight Ridder (NYSE:KRI) earned $1.24 per diluted share in the fourth quarter of 2005, down 10.1% from the $1.38 earned in the same period the previous year. Included in last year’s number is $.13 from discontinued operations in Detroit and Tallahassee (which were sold in the third quarter of 2005). Income from continuing operations in the fourth quarter was $1.24 per diluted share in 2005 versus $1.25 per diluted share in 2004. Earnings per diluted share in the fourth quarter of 2004 included $.09 from the favorable resolution of certain prior-years’ tax matters. No such items were included in the fourth quarter of 2005.

Some additional items were, in combination, neutral to the 2005-2004 quarterly comparisons. Individually, however, they are important to understanding overall results. These include a gain of $.12 per diluted share in 2005 for the resolution of a contingency concerning the 2004 sale of land in Seattle. They also include 2005 expenses of: $.06 per diluted share for the balance of the severance payments prompted by the work force reductions announced in September 2005; $.04 per diluted share for fees associated with the evaluation of corporate strategic alternatives, currently ongoing; and $.02 per diluted share for additional expenses related to the bankruptcy of the Austin Co., the general contractor responsible for the now nearly-completed new printing plant in Kansas City.

For the year, Knight Ridder earned $6.52 per diluted share, up 57.9% from $4.13 in 2004. Included in these results is $2.87 per diluted share from gains on the sale of Detroit and Tallahassee. Also included are $.12 per diluted share in 2005 and $.35 per diluted share in 2004 from the reclassification of Detroit and Tallahassee results as discontinued operations. Income from continuing operations was $3.53 per diluted share for the full year of 2005 versus $3.78 per diluted share for the full year of 2004. Earnings per diluted share for the full year of 2005 include $.16 share for the resolution of prior-years’ tax matters; earnings per diluted share for 2004 include $0.26 for similar items.

Fourth Quarter

On Aug. 29, Knight Ridder acquired The (Boise) Idaho Statesman, The (Olympia, Wash.) Olympian and The Bellingham (Wash.) Herald in exchange for the Tallahassee (Fla.) Democrat and cash. Accordingly, results from these three acquired newspapers are included for the final four months of the year.

For the quarter, total operating revenue of $819.9 million was up 3.1% from the same quarter in 2004. Total advertising revenue of $659.1 million was up 3.0% from the previous year. Circulation revenue was $135.8 million, up 2.3%. Other revenue was $24.9 million, up 7.9%. Operating income was $154.7 million, down 8.2% from $168.6 million in the same quarter of 2004. Costs for the quarter were up 6.1%, while FTEs were up 3.7%, primarily the result of acquisitions and expansion in targeted print. Net income from continuing operations was $83.3 million, down 14.1% from $97.0 million the previous year.

Full Year

For the year, total operating revenue was $3.0 billion, up 2.1% from 2004. Total advertising revenue was $2.4 billion, up 2.8% from the previous year. Circulation revenue was $528.8 million, down 1.4% from the previous year. Other revenue was $90.6 million, up 5.2%. Operating income for the year was $493.5 million, down 8.7%. Total operating costs for the year were $2.5 billion, up 4.6%, while FTEs were up 0.8%, primarily the result of acquisitions and expansion in targeted print.

Income from continuing operations was $255.0 million, down 14.6% from $298.7 million. Net income was $471.4 million, up 44.5% from $326.2 million the previous year. Included in net income was a $207.9 million gain on the sale of Detroit and Tallahassee and $8.6 million in income from these discontinued operations, net of income taxes. In 2004, net income included $27.6 million of income from these discontinued operations, net of income tax.

Pro Forma

On a pro forma basis, as if the newspapers acquired in August 2005 had been owned in the previous year as well, and excluding costs associated with severance, the evaluation of strategic alternatives and the Austin bankruptcy, results would be as follows:

For the quarter, total operating revenue was down 0.2%. Total advertising revenue was down 0.2%. Circulation revenue was down 1.2%. Other revenue was up 6.4%. Total costs were up 1.0%.

For the year, total operating revenue was up 1.1%. Total advertising revenue was up 1.7%. Circulation revenue was down 2.2%. Other revenue was up 4.7%. Total costs were up 2.6%. In the remainder of this report, variances provided will be pro forma unless otherwise indicated. Costs will exclude items reference in the first paragraph of this section.

Chairman’s Comments

Commenting on the results, Knight Ridder Chairman and CEO Tony Ridder said, “Despite flat revenue, we beat the Street’s consensus by two cents and faced by far the stiffest advertising comparisons of the year. Knight Ridder Digital and our targeted publications both sustained their strong growth curves. Costs were down substantially from their third-quarter level and below the average for the year.

“Faring better than some others, we ended the quarter with classified up 4.8% — its best performance of the year. Help wanted and real estate continue to be robust. Retail was down 1.1%, and national was down 6.8%. Auto classified turned in another soft performance. Declines in department stores, home electronics and grocery negatively impacted retail. All national categories with the exception of preprints (up 2.9%) were soft.

“Knight Ridder Digital revenue of $45.5 million was up 55.4% for the quarter; KRD annual revenue of $164.5 million was up 54.5% for the year. Average monthly visitors to KRD sites in the fourth quarter were 9.7 million, up 9.0% over the same period in the previous year.

“Also in the year: CareerBuilder remained the leading online recruitment site with respect to both total listings carried and audience reached. Cars.com grew its inventory of participating dealers to approximately 10,000, reinforcing its profile as one of the Web’s top auto sites. In the automotive and real estate sectors, we entered the lead-generating space with the purchase of HomeGain.com and NewCars.com. In March, the company became a one-quarter owner of Topix.net, the Web’s leading aggregator of micro-local news. And throughout the year it continued to develop its one-third ownership of ShopLocal.com, an online local shopping directory.

“Our weeklies, free dailies, shoppers and targeted print publications, in the aggregate, continued to show revenue increases in the double digits. During the year, the company added the Palo Alto Daily News Group of free daily newspapers (in the peninsula below San Francisco), the Silicon Valley Community Newspapers and two more community weeklies in Texas. Altogether, we launched 18 targeted publications and acquired 24 others.”

Comment on Operations

Steve Rossi, senior vice president and chief financial officer, said: “The quarter’s 0.2% drop in ad revenue was the only quarterly decline we saw all year. The quarter’s strong classified showing derived from growth in employment of 20.9% and in real estate of 13.3% — their best quarterly performances all year. The combination offset a drop in auto of 16.6% — that category’s worst performance of the year.

“For the year as a whole, total advertising revenue was up 1.7%. Retail was up 1.2%; national was down 2.3%; classified was up 4.2%. Help wanted was up 16.8%; real estate was up 8.6%; auto was down 10.3%.

“Also in the quarter, the top nine markets declined 1.6% in total ad revenue – but individual performances varied. San Jose was up 8.0%, St. Paul was up 7.5%, Contra Costa was up 2.8%, and Fort Worth was up 0.9%. Philadelphia and Kansas City were down 6.2% and 4.8%, respectively. The other large markets were soft. The mid-sized and smaller markets were up an overall 2.3% for the same period.

“For the year, the large markets were up 0.4% in total ad revenue. The mid-sized and smaller markets were up 4.3%.

“Retail strength in the quarter included general merchandise, drug stores, home furnishings, toys and sporting goods. Largely because of poor department store numbers, however, retail in the large markets was down 2.0%. In the mid-sized and smaller markets, it was virtually flat. Also of note: retail for the quarter was uneven. October was down 2.3%; November was up 2.6% and December was off 3.5%. December pulled the quarter down.

“National, as referenced, was almost universally soft, with telecommunications and auto having the largest impact. Of the large markets, Philadelphia and Kansas City were by far the hardest hit. Philadelphia did not carry in 2005, as it did in 2004, approximately $2.5 million in Pennsylvania state treasury advertising. Kansas City has been particularly vulnerable to a downturn in telecom; also, national auto was soft. One noteworthy exception to the overall national trend: St. Paul was up 16.1% for the quarter.

“Within classified, all large markets showed gains in employment; seven of the nine showed gains ranging from 13.9% to 30.2%. Philadelphia employment, however, was up just 4.5%. Real estate was up in six of the nine large markets; in Contra Costa, Philadelphia and Miami, it was up 38.0%, 30.5% and 29.4%, respectively. Auto was soft across the boards; in the largest five markets, it was down between 12.2% and 19.6%.

“In the quarter, circulation copies were down 4.1% daily and 4.3% Sunday; for the year, copies were down 3.1% daily and 3.3% Sunday. Price increases in some of our larger markets contributed to the decline. Circulation revenue declined 1.2% for the quarter and 2.2% for the year.

“Costs were up 1.0% for the quarter and 2.6% for the year as a whole. Combined labor and employee benefits were down 0.3% for the quarter and up 1.6% for the year. Total labor was up 0.5% in the quarter and 1.5% for the year as a whole. Due to sustained reduction in both health insurance and FASB 106 costs, benefits were down 3.5%, for the quarter and up 1.7% for the year. This was in spite of increased pension expense of nearly 20% for the quarter and just over 30% for the year.

“Newsprint, ink and supplements rose 2.0% in the quarter and 4.6% for the year on consumption decreases of 8.7% for the quarter and 5.4% for the year. The per ton price of newsprint was up 11.0% in the quarter and 9.9% for the year.

“For the year, losses from equity investments improved by roughly $13 million. Of this, almost $9 million was from the gain on the land in Seattle. For the quarter, equity losses were about $1.6 million worse than last year – split between newsprint and the Internet, and excluding the gain in Seattle.

“Interest expense is up as a result of increased leverage. At year’s end, total debt was $2.1 billion, up $600 million from the previous year.

“During the quarter, we repurchased approximately 857,000 shares of Knight Ridder stock, bringing to 10.4 million the total repurchases for the year. Shares outstanding at the end of the year were 66.9 million.

“The tax rate for the quarter was 34.6% and for the year was 33.6% – with the latter including the favorable resolution of a number of tax matters.”

Certain statements contained in this report are forward-looking. They are based on management’s current knowledge of factors affecting Knight Ridder’s business. Actual results could differ materially from those currently anticipated, depending upon – but not limited to – the results of and costs associated with Knight Ridder’s exploration of strategic alternatives, the effects of interest rates, of national and local economies on revenue, of the evolution of the Internet, of unforeseen changes in the price of newsprint and of negotiations and relations with labor unions.

Knight Ridder (NYSE: KRI) is one of the nation’s leading providers of news, information and advertising, in print and online. The company publishes 32 daily newspapers in 29 U.S. markets, with a readership of 8.5 million daily and 11.0 million Sunday. It publishes a growing portfolio of targeted publications and maintains investments in two newsprint companies. The company’s Internet operation, Knight Ridder Digital, develops and manages the company’s online properties. It is the founder and operator of Real Cities (www.RealCities.com), the largest national network of city and regional Web sites in more than 110 U.S. markets. Knight Ridder and Knight Ridder Digital are headquartered in San Jose, Calif.

(FR)

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For more information, call Vice President/Corporate Relations Polk Laffoon at 408-938-7838 (e-mail: plaffoon@knightridder.com), or Director/Corporate Communications Lee Ann Schlatter at 408-938-7839 (e-mail: lschlatter@knightridder.com), or visit Knight Ridder’s Web site at www.knightridder.com.

KNIGHT RIDDER

CONSOLIDATED STATEMENT OF INCOME

(Unaudited - in thousands, except per share data)

	Quarter Ended		Year Ended
	December 25, 2005	December 26, 2004	December 25, 2005	December 26, 2004
OPERATING REVENUE
Advertising
Retail	$328,736	$321,494	$1,097,197	$1,071,819
National	106,878	113,982	382,585	390,812
Classified	223,531	204,208	904,847	856,453

Total	659,145	639,684	2,384,629	2,319,084
Circulation	135,775	132,664	528,755	536,069
Other	24,941	23,123	90,608	86,160

Total Operating Revenue	819,861	795,471	3,003,992	2,941,313

OPERATING COSTS
Labor and employee benefits	322,365	307,397	1,240,270	1,193,914
Newsprint, ink and supplements	110,892	105,903	413,059	391,898
Other operating costs	204,981	189,481	759,032	715,389
Depreciation and amortization	26,962	24,127	98,110	99,779

Total Operating Costs	665,200	626,908	2,510,471	2,400,980

OPERATING INCOME	154,661	168,563	493,521	540,333

OTHER EXPENSE
Interest expense	(30,216)	(14,500)	(97,615)	(54,597)
Interest income	59	87	243	230
Interest expense capitalized	1,799	1,246	6,866	4,746

Interest expense, net	(28,358)	(13,167)	(90,506)	(49,621)
Equity in earnings (losses), of unconsolidated companies and joint ventures	4,007	(2,873)	(10,967)	(23,883)
Minority interest in earnings of consolidated subsidiaries	(2,949)	(3,229)	(8,708)	(9,911)
Other, net	(7)	370	920	(533)

Total Other Expense	(27,307)	(18,899)	(109,261)	(83,948)

Income before income taxes	127,354	149,664	384,260	456,385
Income taxes	44,007	52,687	129,266	157,716

Income from Continuing Operations	83,347	96,977	254,994	298,669
Gain on sale of discontinued Detroit and Tallahassee operations, net of income taxes	—	—	207,853	—
Income from discontinued Detroit and Tallahassee operations, net of income taxes	—	10,185	8,592	27,571

Net Income	$83,347	$107,162	$471,439	$326,240

Earnings Per Share
Basic:
Income from continuing operations	$1.24	$1.26	$3.55	$3.83
Net gain on sale of discontinued Detroit and Tallahassee operations, net of tax	—	—	2.89	—
Income from discontinued Detroit and Tallahassee operations, net of tax	—	0.13	0.12	0.35

Net Income	$1.24	$1.39	$6.56	$4.19

Diluted:
Income from continuing operations	$1.24	$1.25	$3.53	$3.78
Net gain on sale of discontinued Detroit and Tallahassee operations, net of tax	—	—	2.87	—
Income from discontinued Detroit and Tallahassee operations, net of tax	—	0.13	0.12	0.35

Net Income	$1.24	$1.38	$6.52	$4.13

DIVIDENDS DECLARED PER COMMON SHARE	$0.370	$0.345	$1.430	$1.330

AVERAGE SHARES OUTSTANDING (000s)
Basic	67,045	76,881	71,839	77,910
Diluted	67,293	77,737	72,295	78,950